UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 12, 2015

Winnebago Industries, Inc.
(Exact Name of Registrant as Specified in its Charter)

Iowa	001-06403	42-0802678
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 152, Forest City, Iowa		50436
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code   641-585-3535

______________________________________________________________________
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Winnebago Industries, Inc. (“Company”) recently announced the appointment of two vice presidents, Steve Dummett Vice President of Product Development and Bret Woodson Vice President of Administration. As part of their compensation packages, both Mr. Dummett and Mr. Woodson entered into Executive Change of Control Agreements on January 12, 2015. The Agreements provide for compensation to be paid to the executives in certain situations specified in the Agreements when a change of control occurs. A change of control for purposes of the Agreements means the time when (i) any Person becomes an Acquiring Person, which generally means an acquisition of 20% or more the Company's common stock, or (ii) individuals who shall qualify as Continuing Directors of the Company shall have ceased for any reason to constitute at least a majority of the Board of Directors of the Company. In the event a change of control occurs, the Executive shall be entitled to a payment of three times the average aggregate compensation paid to the Executive during the three fiscal years immediately preceding the change of control if the Executive is terminated within three years of the change in control. The Agreements are designed to both retain the services of the Executives during the change of control process and to assure that the executive’s interests are closely aligned with the interests of shareholders. The Agreements do not provide for gross up of any payment made for applicable excise taxes. The foregoing discussion is a summary of the Agreements and is qualified entirely by reference to the terms of the Agreements, copies of which are attached as exhibits 99.1 and 99.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Executive Change of Control Agreement between Winnebago Industries, Inc. and Steve Dummett
99.2	Executive Change of Control Agreement between Winnebago Industries, Inc. and Bret Woodson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINNEBAGO INDUSTRIES, INC.
(Registrant)

Dated:	January 16, 2015	By:	/s/ Randy J. Potts
		Name:	Randy J. Potts
		Title:	Chairman of the Board, Chief Executive Officer and President